           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees/Directors
Oppenheimer Balanced Fund
Oppenheimer Disciplined Allocation Fund:

We consent to the use of our incorporation by reference in this Registration
Statement of Oppenheimer Balanced Fund on Form N-14 of our reports dated
November 16, 2005 and December 20, 2005 relating to the financial statements and financial highlights appearing in the September 30, 2005 Annual Report to the Shareholders of Oppenheimer Balanced Fund and in the October 31, 2005
Annual Report to the Shareholders of Oppenheimer Disciplined Allocation Fund,
one of the portfolios constituting the Oppenheimer Series Fund, Inc.
respectively.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
February 22, 2006